Exhibit 99.2

Tianyin Pharmaceutical Inc.
Third Quarter Fiscal Year 2014 Financial Results Conference Call
May 15, 2014

Operator:          Ladies and gentlemen, thank you for standing by. Welcome to Tianyin Pharmaceutical Co., Inc. Third Quarter of 2014 Conference Call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question-and-answer session. Instructions will be provided at that time. (Operator Instructions)

I will now turn the conference over to Dr. James Tong, Chief Financial Officer. Please go ahead.

James Jiayuan Tong - Chief Financial Officer:               Thank you, Melissa. Good morning, good evening, ladies and gentlemen. Welcome to Tianyin Pharmaceutical (“TPI” or the “Company”) third quarter of fiscal year 2014 earnings conference call. I am James Jiayuan Tong, Chief Financial Officer of the Company. During this conference call, we will be reviewing the third quarter of fiscal year 2014 financial highlights, followed by the question-and-answer period.

Before we continue, please note that this call will contain forward-looking statements made under the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements set forth in this presentation that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to such factors as unanticipated changes in the product demand, increased competition, failure to obtain or maintain intellectual property protection, fluctuation in the economy, results of research and development, failure to obtain regulatory approvals and other information detailed from time-to-time in TPI’s filings and future filings with the United States Securities and Exchange Commission. The forward-looking statements contained in the presentation are made only for this day and TPI is under no obligation to revise or update those forward-looking statements.

Third quarter of fiscal year 2014 ended March 31, 2014 financial highlights.
•	Revenue was $8.6 million versus $15.5 million in the third quarter last year, a decrease of 45% year-over-year.
•	Sales for the nine months ended March 31, 2014 was $37.3 million, a decrease of 32% as compared to $49.1 million for the nine months ended March 31, 2013.
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Our gross profit was $3.5 million with gross margin at 41% versus gross profit of $5.9 million with a gross margin at 38% in the third quarter of fiscal year 2013. Gross profit was $21.6 million for the nine months ended March 31, 2014 at gross margin of 42% as compared to $30.2 million for the nine months ended March 31, 2013 at gross margin of 39%.

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Operating income was $0.4 million, compared with $1.8 million in third quarter of fiscal year 2013. Operating income was $5 million for the nine months ended March 31, 2014 as compared to $6.5 million for the nine months ended March 31, 2013.

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Net income was $0 million compared with $1.3 million in the third quarter last year. The net income for the nine months ended March 31, 2014 was $3.1 million compared with $4.6 million for the nine months ended March 31, 2013.

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Earnings per share (“EPS”) for the quarter were $0.00 per basic and diluted share, compared with $0.04 per basic and diluted share in the third quarter of fiscal year 2013. EPS for the nine months ended March 31, 2014 was $0.11 per share compared with $0.16 per share for the nine months ended March 31, 2013.

•	Cash and cash equivalents totaled $33.1 million on March 31, 2014.

For the sales for the past nine months ended March 31, 2014, the top five core products sales are Gingko Mihuan (GMOL), for stroke and cardiovascular disorders, $16.6 million; mycophenolate mofetil capsules (MM), for renal transplant is $4.3 million; azithromycin tablets (AZI), for infection, $1.6 million; qingre jiedu oral liquid (QR), $1.9 million; qianlie shule capsules (QS), for prostate conditions, $0.93 million. The decrease for the sales was a result of continuous pricing pressure and restricted sales policies in generic products compared with the same period last year and also because of the early Chinese New Year Holiday compared with the other years, combined with the temporary interruption of our production due to the Hugan Tablets incident. The combination of these factors also impacted the revenue performance significantly during this quarter.

The core products totaled $25.3 million in sales, representing 68% of our revenue for the nine months ended March 31, 2014. With the generic pricing and margin pressure, we expect further concentration of sales in the core product segment and erosion of sales and margins in generic segment. The contribution from our distribution business through TMT for the past nine months amounted to $3.0 million at 10% gross margin in the nine months ended March 31, 2014.

Gross Margin for the quarter ended March 31, 2014 was 40.5% as compared to 37.7% for the quarter ended March 31, 2013. Gross margin for the nine months ended March 31, 2014 was 42.1% versus 38.5% for the year before. As discussed above in the segment of costs of sales, our gross margin improved, predominately as a result of a greater mix of higher margin products.

Income from operations for the nine months ended March 31, 2014 was $5 million as compared to $6.5 million for the nine months ended March 31, 2013. The significant decrease in the income from operations were mainly due to the fixed costs in operation of manufacturing and an increase of operating costs in JCM, our Jiangchuan Macrolide facility as the production of Azithromycin API ramped up during this quarter. Net income was zero million dollar for the quarter ended March 31, 2014 compared with net income of $1.3 million at net margin of 8.1% for the quarter ended March 31, 2013. The significant decrease of net margin for the quarter was primarily the result from the impact on overall sales from the Hugan Tablets incident and the loss in JCM operation was unable to offset the profit in other subsidiaries. The net income for the nine months ended March 31, 2014 was $3.1 million versus $4.6 million of the same period of the year before.

Balance sheet and cash flow.  We had working capital of $40 million as of March 31, 2014, including cash and cash equivalents of $33.1 million. Net cash provided by operating activities was $4.4 million for the nine months ended March 31, 2014 as compared with net cash provided from operating activities as $0.8 million for the nine months a year before. TPI had minus $1.4 million and minus $13.3 million cash used in investing activities in nine months ended March 31, 2014 and 2013, respectively. Further increase in the net cash used in investing activity was expected for our QLF relocation project for the remainder of fiscal year 2014. We believe that TPI is adequately funded to meet all of our working capital and capital expenditure needs for fiscal year 2014.

Development and growth strategy, here are pinpoints. One of them is the research and development (“R&D”) for additional indications of flagship product Gingko Mihuan. We used the partnership research program to support TPI to commercialize, produce and broaden our product pipeline and market those products through our sales and marketing infrastructure. We have employed this partnership research program to look into various indications of Gingko Mihuan and also other application of Gingko Mihuan form into tablets and capsules. So the in-house research group at TPI together with the partnership research institutes will collaborate in developing, testing and filing for the application for the CFDA approval for these additional formulations. Due to the increased stringency and costs for clinical testing, we believe the time span for these R&D activities will be extended further than we have expected.

Jiangchuan Macrolide facility (“JCM”): in April 2014, JCM has developed a new line of Azithromycin API products that support a steady monthly export orders to South Asia. Following a series of tests on quality, purity, intermediates contents, stereochemistry, stability in comparison with the international standards, JCM has received monthly orders for manufacturing one of the major intermediates of Azithromycin, which is Azithromycin Amine (“AA”), at a competitive international price, which varies from month to month according to the market demands and the foreign exchange rate. The monthly orders starting April this year for AA were estimated to be 5 tons to 8 tons per month.

Tianyin Medicine Trading (“TMT”): TMT has been distributing Lianshui Pharmaceuticals’ products, branded generics injection products, including cough suppressant, antibiotics, anti-inflammatory medicines and other healthcare indications. On average, TMT distribution revenue contributed approximately $1 million to $2 million sales per quarter to our total revenue. Here, as an effort to expand the generic market amid the pricing pressure of its generic division, we have explored the strategic reduction of the tendering price of Hugan Tablets for liver conditions, approximately $0.6 million sales per year in order to compete in Zhejiang Province of China. The competitive tender price has helped the Company to successfully secure the right of sales for Hugan Tablets in Zhejiang Province. However, as a part of the government’s regulatory procedure, the China Food and Drug Administration (the “CFDA”) conducts examination on the production process and the cost of sales for competitive, which is low tendering price bidders. During the period when the Company was under such examination for quality and pricing tests that were conducted by the CFDA of Sichuan province, the Company’s GMP certificate granted by the CFDA was temporarily administered by Sichuan provincial CFDA and the sale of the majority of our products were temporarily halted pending the results of quality and pricing tests. The tests were completed by early May 2014 and the Company has received on May 9, 2014 its renewed GMP certificate for both of its Chengdu Tianyin’s pre-extraction facility at the city of Chengdu and formulation facility at Longquan County of Chengdu, valid until the end of 2015.

The production of the majority of the products have returned to normal, except the tablets formulation division, which will be scheduled to be further inspected for its production process by the provincial CFDA on May 24, 2014. Due to the temporary interruption and the sales impact from the early Chinese New Year holiday break compared with the other years, the sales of our products were impacted by over 40% for the third quarter of 2014. This impact along with the rippling market effect results in a revised guidance for our current fiscal year.

The fiscal year 2014 guidance: TPI continues to experience restrictive pricing pressures in the healthcare market. The prevailing tightened pricing control of generic products in China from the government’s efforts to promote lower margined essential drugs (“EDL”), compressed our margins as well as our sale volumes of those generics. These factors, together with the negative market environment of Azithromycin API pricing led to an intensified market and pricing competition combined with an excessive capacity that may last for the next few years.

Based on the impact from the suspension of the production and sales of Hugan Tablets and the effect from temporary production interruption and the rippling market effect, we would revise our previous revenue forecast of 0% to 5% year-over-year growth to 20% to 30% year-over-year reduction mainly due to the further underperformance of our generic segment and the rippling market effect from this incident. We currently keep our 10% net margin forecast unchanged. The forecast net income guidance excludes any non-cash expenses associated with the stock compensation plans and stock option expenses.

We believe the following factors will influence the future growth prospects of our company: revenue growth of TPI’s core products; steady ramp up of JCM revenue in the fiscal year 2014 and fiscal year 2015; stabilization of generic sales following the progressive pricing restrictions and the recovery of market share following the production restart; meaningful TMT distribution revenue; and QLF Qionglai facility relocation and smooth transition of our production capacity. Management will continue to evaluate the Company’s business outlook and communicate any changes on a quarterly basis or when appropriate.

Hi, Melissa. These are the prepared remarks. Please start the Q&A session.

Question-and-Answer Session

Operator:          (Operator Instructions) Your first question comes from Angel Liu from Pope Asset Management. Please go ahead.

Angel Liu - Pope Asset Management:                Good morning, James.

James Jiayuan Tong - Chief Financial Officer:                Good morning.

Angel Liu - Pope Asset Management:                Just a couple of questions. You mentioned that the distribution companies mainly distributing for Lianshui Pharmaceuticals and it’s only about $1 to $2 million. I don’t know, it used to be around $4 million range, are you losing this business to other distributors, how did this happen?

James Jiayuan Tong - Chief Financial Officer:                That is a very good question. And we have been looking at the margins that we can get by distributing Lianshui’s products and we found that just because Lianshui is well-known for its essential drug list (EDL) products that their margins are actually getting more limited. For example, like Gingko Mihuan, we can have margin over 50%, but yet for EDL product, that some of them can only have 20% at the most. So by distributing these Lianshui products, although we do have sales, if you look at the third quarter we did generate close to $2 million of sales, but yet the net income was as we felt minimal. So, we have been trimming back on further distributing their products by actually concentrating on high margin product, so that you will see some of the revenue contribution drop, but we were still collaborating with Lianshui and expanding their products market share. So, although it’s going to be lower, but it’s not going to be completely eliminated from our portfolio.

Angel Liu - Pope Asset Management:                Okay. And in the administrative expenses, I noticed your sales were coming down by this quarter as administrative expenses actually went up, what is the reason behind this in the Company?

James Jiayuan Tong - Chief Financial Officer:               Yes. So, the administrative expenses actually did not go down as the percentage wise was higher, compared with the sales. It’s mainly due to Jiangchuan Macrolide facility is ramping up their capacity. So there is a catch up. So now we have an order for JCM about 80 tons throughout the calendar year of 2014. So, all these will involve adding more employees, and more operating involvement in JCM division, but yet once we invest all these capital, the sales will not occur until actually a couple of months later, because we recognized the sales through the export business. In export, the letter of credit usually takes about  60 days to 90 days.

Angel Liu - Pope Asset Management:                You mentioned 80 tons, total order for the whole categories on 2014?

James Jiayuan Tong - Chief Financial Officer:                At the moment, yes.

Angel Liu - Pope Asset Management:                Okay. And what will the price be?

James Jiayuan Tong - Chief Financial Officer:                The current price is close to $80 per kilogram.

Angel Liu - Pope Asset Management:                Okay, I think that’s much lower than what was expected before?

James Jiayuan Tong - Chief Financial Officer:                It was lower, right.

Angel Liu - Pope Asset Management:                Yes. So, what is the reason?

James Jiayuan Tong - Chief Financial Officer:               Yes, it was – because it’s a different product, previously the price estimates were for Azithromycin raw material, and now it was the intermediate: Azithromycin Amine (AA), which is supposed to be less expensive, but we found that the market is bigger and there is more room for the demand. As for the Azithromycin raw material we are competing with quite a few competitors in China who were exporting to south Asia as well. But for AA we actually have a better negotiation power on the prices and the market, but the prices are lower than the other product.

Angel Liu - Pope Asset Management:                Well, gross margin, can you achieve on this price?

James Jiayuan Tong - Chief Financial Officer:                Single-digit percentages.

Angel Liu - Pope Asset Management:                Okay. You mentioned 5 to 8 tons that was AA too, so you maybe have JCM sales from AA in future?

James Jiayuan Tong - Chief Financial Officer:                Yes. What we can see is pretty much from AA from then on for the 12 month ahead. Yes.

Angel Liu - Pope Asset Management:                If you have a single-digit gross margin in JCM or JCM is still around that process or having loss?

James Jiayuan Tong - Chief Financial Officer:               It has a very meager profit. And if locked in our contract as the foreign exchange rate it will not be in our favor, it actually will be a loss. The management made these decisions during this period because if we are not expanding the market instead just waiting for the price to come up, we might lose the market share by the time, because the competitors are selling at loss to grab a bigger market share. So, that is why the decision was made, by increasing the volume, it is possible that within half a year or a year we could squeeze out a bit profit. And so – for plant depreciation and for the regular operation having sales order to come in is much better. We are at the mercy of the raw material price for the production, exchange rate and the market price for Azithromycin and related products for a possible profit, or breakeven or even at a loss.

Angel Liu - Pope Asset Management:                I mean, you are talking about the exchange rate affected the profit, what will be the level to have like a breakpoint in the exchange rate?

James Jiayuan Tong - Chief Financial Officer:               It’s a moving target. So, the reason I say the exchange rate is that if we lock in the rate in dollars and then the dollars to RMB appreciate. And then if the erythromycin, which is the raw material for this Azithromycin Amine has a stable pricing. Then we will have a margin, because we lock in the order with dollars, but if it was the other way around– our profit margins will get squeezed. So, there are two moving parts here.

Angel Liu - Pope Asset Management:                Okay. And you say, 80 tons for this calendar year, what’s the expectation for next year or any sales growth?

James Jiayuan Tong - Chief Financial Officer:                Our current expectation is 5 to 8 tons per month, but our target is 10 tons per month. So, that will be 120 tons per year, right. The JCM capacity totals 20 tons per month. And JCM will also produce for our own Azithromycin tablets. So, if the 10 tons per month all for export, there would need to be 12 to 15 tons per month production in total with a few tons per month production reserved for our own Azithromycin tablets. It would be close to the original designed volume. So, that is the target we are aiming.

Angel Liu - Pope Asset Management:                Okay. And I am a little bit surprised – confused by the income tax, your profit making maintained pretty much the same for the income tax, is that because of different units, one is losing money, one is making money?

James Jiayuan Tong - Chief Financial Officer:               Yes, it is true. Even TPI is conglomerate of four divisions, where you have pre-extraction, formulation, JCM and then also TMT, but it’s taxed differently. So, the profit or the loss in JCM cannot be used to offset although it does carry a deferred tax credit for 3 to 5 years, but it can only offset itself, not necessarily for other profitable divisions.

Angel Liu - Pope Asset Management:                Okay, so maybe it’s from the loss of JCM?

James Jiayuan Tong - Chief Financial Officer:                Yes.

Angel Liu - Pope Asset Management:                Okay. And my last question is regarding your cash, you had about $28 million, $29 million in that cash on the balance and that is for Qionglai project?

James Jiayuan Tong - Chief Financial Officer:                I think we are – just because the Hugan Tablet incident, the QLF GMP certification was delayed, because it is an extension and relocation of the original plant.  Therefore we are going to use the cash to purchase equipment and then get the GMP ready status for inspection.  This is the main goal for the cash at this moment.

Angel Liu - Pope Asset Management:                Thanks so much. Last for relocation?

James Jiayuan Tong - Chief Financial Officer:               We haven’t done too much in this quarter, just because the Chinese New Year was in this quarter and then followed by GMP inspection. So, I think this quarter and the following quarter, the first quarter of 2015, we will actually make purchase of the large equipment and then final payment for the construction. So, yes, that is a delay by a quarter or two.

Angel Liu - Pope Asset Management:                Okay, alright (indiscernible). Thank you, James.

James Jiayuan Tong - Chief Financial Officer:                Thank a lot, Angel.

Operator:          (Operator Instructions) There are no further questions at this time. Please continue.

James Jiayuan Tong - Chief Financial Officer:               Okay. Ladies and gentlemen, thank you very much for listening to Tianyin Pharmaceutical’s third quarter’s earnings conference call. Look forward to communicating with you during the meetings and correspondence e-mails and phone calls. Thanks again and have a great day.

Operator:          Ladies and gentlemen, this concludes the conference call for today. Thank you for participating. Please disconnect your lines.